Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Murphy USA Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No.  333-191131) of Murphy USA Inc. of our report dated February 28, 2014, with respect to the consolidated and combined balance sheets of Murphy USA Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated and combined income statements,  statements of cash flows, and statements of changes in equity for each of the years in the three-year period ended December 31, 2013, and related financial statement schedule.

/s/ KPMG LLP

Houston,  Texas

February 28, 2014